NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES SECOND QUARTER

2014 FINANCIAL AND OPERATING RESULTS

Houston, Texas – July 31, 2014...Southwestern Energy Company (NYSE: SWN) today announced its financial and operating results for the quarter and six months ended June 30, 2014. Second quarter highlights include:

•	Record gas and oil production of 189 Bcfe, up 18% compared to year-ago levels;
•

Adjusted net income of $207 million, or $0.59 per diluted share, up 9% compared to year-ago levels when excluding gains and losses on derivative contracts that have not been settled (a non-GAAP measure reconciled below);

•	Net cash provided by operating activities before changes in operating assets and liabilities of approximately $579 million, up 18% compared to year-ago levels (a non-GAAP measure reconciled below);
•	Strong production growth results in full-year 2014 production guidance increase to 758 to 764 Bcfe, up from previous guidance of 740 to 752 Bcfe; and
•	Record well initial production rate of over 14 MMcf per day in the Fayetteville Shale

“Our results this quarter are helping to pave the way for another record year in 2014,” remarked Steve Mueller, President and Chief Executive Officer of Southwestern Energy. “Our production grew 18% and our wells in both the Fayetteville and Marcellus projects continue to perform better than expected. As a result, we have increased our production guidance for 2014 and only slightly revised our 2014 capital estimates, even though we have added a new project in the Niobrara with projected 2014 capital of approximately $280 million. The results from this quarter are continued evidence of the high quality of our current assets and growing portfolio of opportunities that will build even a brighter future.”

Second Quarter of 2014 Financial Results

For the second quarter of 2014, Southwestern reported net income and adjusted net income of $207 million, or $0.59 per diluted share (reconciled below). For the second quarter of 2013, Southwestern reported adjusted net income of $190 million, or $0.54 per diluted share, when excluding a $93 million ($56 million net of taxes) gain on derivative contracts that have not been settled. Including this gain, Southwestern reported net income of $246 million, or $0.70 per diluted share, in the second quarter of 2013 (reconciled below).

Net cash provided by operating activities before changes in operating assets and liabilities (reconciled below) was $579 million for the second quarter of 2014, up 18% compared to $492 million for the same period in 2013.

E&P Segment – Operating income from the company’s E&P segment was $275 million for the second quarter of 2014, compared to $253 million for the same period in 2013. The increase was due to higher production volumes, partially offset by lower realized natural gas prices and higher operating costs and expenses due to increased compression and gathering costs.

Gas and oil production totaled 189 Bcfe in the second quarter of 2014, up 18% from 160 Bcfe in the second quarter of 2013, and included 124 Bcf from the Fayetteville Shale, up from 121 Bcf in the second quarter of 2013. Gas production from the Marcellus Shale was 61 Bcf in the second quarter of 2014, nearly double its production of 34 Bcf in the second quarter of 2013. The company has updated its production guidance for the remainder of 2014 due to the continued strong performance in its Fayetteville and Marcellus Shale operating areas. The revised total gas and oil production guidance for 2014 of 758 to 764 Bcfe is an increase of approximately 16% over the company’s 2013 gas and oil production (using midpoints). The company’s production guidance for the remainder of 2014 is provided below:

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full-Year 2014
	Actual	Actual	Estimate	Estimate	Estimate
Previous Guidance (Bcfe)	177 - 179	183 - 185	187 - 191	193 - 197	740 - 752
New Guidance (Bcfe)	182	189	192 - 194	195 - 199	758 - 764

Including the effect of hedges, Southwestern’s average realized gas price in the second quarter of 2014 was $3.77 per Mcf, down from $3.87 per Mcf in the second quarter of 2013. The company’s commodity hedging activities decreased its average realized gas price by $0.17 per Mcf during the second quarter of 2014, compared to an increase of $0.29 per Mcf during the same period in 2013. Excluding the effect of hedges, the company’s average realized price for the second quarter of 2014 was $4.11 per Mcf for its Fayetteville gas volumes and $3.58 per Mcf for its Marcellus gas volumes, compared to $3.54 per Mcf and $3.66 per Mcf, respectively, in the second quarter of 2013. As of June 30, 2014, the company had approximately 233 Bcf of its remaining 2014 forecasted gas production hedged at an average price of $4.35 per Mcf and approximately 240 Bcf of its 2015 forecasted gas production hedged at an average price of $4.40 per Mcf.

Like most producers, the company typically sells its natural gas at a discount to NYMEX settlement prices. This discount includes a basis differential, third-party transportation charges and fuel charges. Disregarding the impact of hedges, the company’s average price received for its gas production during the second quarter of 2014 was approximately $0.73 per Mcf lower than average NYMEX settlement prices, compared to approximately $0.51 per Mcf lower during the second quarter of 2013. As of June 30, 2014, the company had protected approximately 163 Bcf of its remaining 2014 forecasted gas production from the potential of widening basis differentials through hedging activities and sales arrangements at an average basis differential to NYMEX gas prices of approximately ($0.08) per Mcf. While Southwestern expects its discount to NYMEX settlement prices for the full-year of 2014 to range between $0.54 to $0.59 per Mcf.

Lease operating expenses per unit of production for the company’s E&P segment were $0.90 per Mcfe in the second quarter of 2014, compared to $0.85 per Mcfe in the second quarter of 2013. The increase was primarily due to an increase in gathering costs in the Marcellus Shale and an increase in compression costs.

General and administrative expenses per unit of production were $0.23 per Mcfe in the second quarter of 2014, compared to $0.24 per Mcfe in the second quarter of 2013, down due to a larger increase in production volumes compared to the increase in personnel costs.

Taxes other than income taxes were $0.11 per Mcfe in both the second quarters of 2014 and 2013. Taxes other than income taxes per Mcfe vary from period to period due to changes in severance and ad valorem taxes that result from the mix of the company’s production volumes and fluctuations in commodity prices.

The company’s full cost pool amortization rate increased to $1.09 per Mcfe in the second quarter of 2014, compared to $1.05 per Mcfe in the second quarter of 2013. The amortization rate is impacted by the timing and amount of reserve additions and the costs associated with those additions, revisions of previous reserve estimates due to both price and well performance, write-downs that result from full cost ceiling tests, proceeds from the sale of properties that reduce the full cost pool and the levels of costs subject to amortization. The company cannot predict its future full cost pool amortization rate with accuracy due to the variability of each of the factors discussed above, as well as other factors.

Midstream Services – Operating income for the company’s Midstream Services segment, which is comprised of natural gas gathering and marketing activities, was $93 million for the second quarter of 2014, up 27% from $73 million for the same period in 2013. Adjusted EBITDA for the segment was $107 million in the second quarter of 2014, up from $85 million in the same period in 2013 (a non-GAAP measure reconciled below). The growth in operating income and adjusted EBITDA was primarily due to increases in gas volumes gathered and marketing margins.

At June 30, 2014, the company’s midstream segment was gathering approximately 2.3 Bcf per day through 1,980 miles of gathering lines in the Fayetteville Shale and approximately 417 MMcf per day from 61 miles of owned gathering lines in the Marcellus Shale. Gathering volumes, revenues and expenses for this segment are expected to grow over the next few years largely as a result of continued development of the company’s acreage in the Fayetteville Shale and Marcellus Shale and development activity being undertaken by other operators in those areas.

First Six Months of 2014 Financial Results

For the first six months of 2014, Southwestern reported adjusted net income of $438 million, or $1.24 per diluted share, when excluding a $62 million ($37 million net of taxes) loss on derivative contracts that have not been settled. Including this loss, net income for the first six months of 2014 was $401 million, or $1.14 per diluted share (reconciled below). For the first six months of 2013, the company reported adjusted net income of $336 million, or $0.96 per diluted share, when excluding a $63 million ($37 million net of taxes) gain on derivative contracts that have not been settled. Including this gain, Southwestern reported net income of $373 million, or $1.06 per diluted share (reconciled below).

Net cash provided by operating activities before changes in operating assets and liabilities (reconciled below) was $1.2 billion for the first six months of 2014, up 30% from $918 million for the same period in 2013.

E&P Segment – Operating income from the company’s E&P segment was $627 million for the six months ended June 30, 2014, compared to $428 million for the same period in 2013. The increase was primarily due to higher production volumes and higher realized natural gas prices, offset by increased operating costs and expenses due to increased compression and gathering costs.

Gas and oil production was 371 Bcfe in the first six months of 2014, up 20% compared to 308 Bcfe in the first six months of 2013, and included 243 Bcf from the Fayetteville Shale, up from 240 Bcf in the first six months of 2013. Production from the Marcellus Shale was 119 Bcf in the first six months of 2014, more than double its production of 57 Bcf in the first six months of 2013.

Southwestern’s average realized gas price was $3.98 per Mcf, including the effect of hedges, in the first six months of 2014 compared to $3.65 per Mcf in the first six months of 2013. The company’s hedging activities decreased the average gas price realized during the first six months of 2014 by $0.30 per Mcf, compared to an increase of $0.41 per Mcf during the first six months of 2013. Excluding the effect of hedges, the company’s average realized price for the first six months of 2014 was $4.25 per Mcf for its Fayetteville gas volumes and $4.32 per Mcf for its Marcellus gas volumes, compared to $3.19 per Mcf and $3.44 per Mcf, respectively, in the first six months of 2013. Disregarding the impact of hedges, the average price received for the company’s gas production during the first six months of 2014 was approximately $0.52 per Mcf lower than average monthly NYMEX settlement prices, compared to approximately $0.47 per Mcf during the first six months of 2013.

Lease operating expenses for the company’s E&P segment were $0.91 per Mcfe in the first six months of 2014, compared to $0.83 per Mcfe in the first six months of 2013. The increase was primarily due to an increase in gathering costs in the Marcellus Shale and an increase in compression costs.

General and administrative expenses were $0.24 per Mcfe in the first six months of 2014, compared to $0.23 per Mcfe in the first six months of 2013. The increase was primarily due to higher personnel costs.

Taxes other than income taxes were $0.12 per Mcfe during the first six months of 2014, compared to $0.11 per Mcfe in the first six months of 2013. Taxes other than income taxes per Mcfe vary from period to period due to changes in severance and ad valorem taxes that result from the mix of production volumes and fluctuations in commodity prices.

The company’s full cost pool amortization rate increased to $1.10 per Mcfe in the first six months of 2014, compared to $1.07 per Mcfe in the first six months of 2013.

Midstream Services - Operating income for the company’s midstream activities was $175 million in the first six months of 2014, up 17% compared to $149 million in the first six months of 2013. Adjusted EBITDA for the segment was $202 million for the first six months of 2014, up from $173 million in the same period in 2013 (a non-GAAP measure reconciled below). The increase in operating income and adjusted EBITDA was primarily due to increases in gas volumes gathered and marketing margins.

Capital Structure and Investments – At June 30, 2014, the company had approximately $1.8 billion in long-term debt, including approximately $172 million borrowed on its revolving credit facility, and its long-term debt-to-total capitalization ratio was 31%.

During the first six months of 2014, Southwestern invested a total of $1.3 billion, up from $1.2 billion in the first six months of 2013, and included approximately $1.2 billion invested in its E&P business, $75 million invested in its Midstream Services segment and $13 million invested for corporate and other purposes. The company has increased its planned total capital investments program for 2014 to approximately $2.4 billion, up 3% from its original capital investment program of approximately $2.3 billion. The following table provides updated annual forecast information for the company’s capital program in 2014, compared to its original capital budget.

	Capital Investments
	Original 2014	Forecast 2014
	(in millions)
Fayetteville Shale	$ 900	$ 900
Marcellus Shale	760	700
Brown Dense	178	110
Niobrara	–	280
New Ventures	190	115
Ark-La-Tex	7	7
Midstream Services	140	140
Drilling Rigs	95	95
E&P Services and Corporate	55	53
Total Capital Investments	$ 2,325	$ 2,400

E&P Operations Review

During the first six months of 2014, Southwestern invested a total of approximately $1.2 billion in its E&P business, including $450 million in the Fayetteville Shale, $373 million in the Marcellus Shale, $69 million in the Brown Dense, $191 million in the Niobrara, $2 million in its Ark-La-Tex division, $36 million in New Ventures, $51 million for Drilling Rigs and $4 million in E&P Services.

Marcellus Shale – In the second quarter of 2014, Southwestern placed 23 new wells on production in the Marcellus Shale resulting in net gas production from the Marcellus Shale of 61 Bcf, up approximately 80% from 34 Bcf in the second quarter of 2013. Gross operated production in the Marcellus Shale was approximately 744 MMcf per day at June 30, 2014. With activity to date and the company’s planned level of drilling for the remainder of the year, Southwestern estimates that it will drill approximately 73 to 77 operated wells in the Marcellus Shale in 2014, compared to 80 to 85 wells previously forecast.

As of June 30, 2014, Southwestern had 216 operated wells on production and 93 wells in progress. Of the operated wells on production, 215 were horizontal wells of which 102 were located in Bradford County, 16 were located in Lycoming County and 97 were located in Susquehanna County. Of the 93 wells in progress, 34 were either waiting on completion or waiting to be placed to sales, including 8 in Bradford County, 1 in Lycoming County and 25 in Susquehanna County.

Results from the company’s drilling activities since the third quarter of 2010 are shown below.

Time Frame	30th-Day Avg Rate (# of wells)	Average Completed Lateral Length*	Average RE-RE (Rig Days)	Average Completed Well Cost ($MM)
3rd Qtr 2010	1,405 (1)	2,927	22.6	$5.8
4th Qtr 2010	5,584 (6)	3,805	19.8	$7.1
1st Qtr 2011	5,052 (3)	3,864	18.1	$6.6
2nd Qtr 2011	6,114 (7)	4,780	13.4	$6.7
4th Qtr 2011	5,284 (5)	4,129	18.8	$6.0
1st Qtr 2012	7,327 (2)	4,009	13.2	$6.0
2nd Qtr 2012	3,859 (17)	3,934	12.9	$6.0
3rd Qtr 2012	4,493 (8)	4,380	13.2	$5.7
4th Qtr 2012	4,606 (22)	3,830	15.9	$7.0
1st Qtr 2013	5,356 (21)	4,712	11.0	$7.0
2nd Qtr 2013	5,530 (37)	4,371	11.6	$6.6
3rd Qtr 2013	4,470 (22)	4,740	11.5	$7.3
4th Qtr 2013	7,589 (20)	6,116	10.2	$7.1
1st Qtr 2014	7,009 (21)	3,859	10.5	$6.2
2nd Qtr 2014	6,979 (14)	5,048	10.3	$6.7

*Average CLAT of wells that have produced for 30 days.

Southwestern continues to test its acreage in Wyoming and Sullivan Counties that was acquired in 2013 and is currently drilling its first horizontal well in Wyoming County, the Dimmig 2H, which is planned to be tested in the fourth quarter. Three vertical wells have also been drilled in Wyoming and Sullivan Counties to help delineate the company’s acreage.

Southwestern has also begun testing the Upper Marcellus formation and its first well, the Preston Perkins 7H located in Bradford County, is drilled. The company plans to have four Upper Marcellus wells drilled and completed by year-end.

The graph below provides normalized average daily production data through June 30, 2014, for the company’s horizontal wells in the Marcellus Shale. The “pink curve” indicates results for 52 wells with more than 18 fracture stimulation stages, the “purple curve” indicates results for 98 wells with 13 to 18 fracture stimulation stages, the “orange curve” indicates results for 60 wells with 9 to 12 fracture stimulation stages and the “green curve” indicates results for 5 wells with less than 9 fracture stimulation stages. The normalized production curves are intended to provide a qualitative indication of the company’s Marcellus Shale wells’ performance and should not be used to estimate an individual well’s estimated ultimate recovery. The 4, 8,12 and 16 Bcf typecurves are shown solely for reference purposes and are not intended to be projections of the performance of the company’s wells.

Multiple wells shut-in for simultaneous operations over the 700-750 day period
Daily Rate, Mcf/d
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
0
100
200
300
400
500
600
700
800
900
1000
1100
1200
1300
1400
Days of Production
<9 Stages (5 Wells)
9-12 Stages (60 Wells)
13-18 Stages (98 Wells)
>18 Stages (52 Wells)
4 BCF Type Curve
8 BCF Type Curve
12 BCF Type Curve
16 BCF Type Curve
Total Well Count
215
185
166
145
119
80
52
44
24
24
17
17
10
6
1
1

Notes: Data as of June 30, 2014.

Fayetteville Shale – In the second quarter of 2014, Southwestern placed 147 new wells on production in the Fayetteville Shale resulting in net gas production from the Fayetteville Shale of 124 Bcf in the second quarter of 2014, compared to 121 Bcf in the second quarter of 2013. Gross operated gas production in the Fayetteville Shale was approximately 2,073 MMcf per day at June 30, 2014.

During the second quarter of 2014, the company’s horizontal wells in the Fayetteville Shale had an average completed well cost of $2.5 million per well, average horizontal lateral length of 5,390 feet and average time to drill to total depth of 6.7 days from re-entry to re-entry. This compares to an average horizontal lateral length of 5,680 feet and average time to drill to total depth of 6.9 days from re-entry to re-entry for an average completed well cost of $2.5 million per well in the first quarter of 2014. In the second quarter of 2014, the company had 26 operated wells placed on production which had average times to drill to total depth of 5 days or less from re-entry to re-entry. Since inception, the company has drilled 311 wells to total depth in 5 days or less from re-entry to re-entry in the Fayetteville Shale.

During the second quarter, Southwestern placed on production 7 out of the top 10 highest rate wells since it began drilling in the area in 2004, including the Allison Trust 7-16 4-15H11 well located in Conway County which achieved a peak 24-hour production rate of 14,097 Mcf per day. In the second quarter of 2014, the company placed 41 operated wells on production with initial production rates that exceeded 5,000 Mcf per day, and 25 wells that exceeded 6,000 Mcf per day. The company’s wells placed on production during the second quarter of 2014 averaged initial production rates of 4,391 Mcf per day. Results from the company’s drilling activities since the first quarter of 2007 are shown below.

Time Frame	Wells Placed on Production	Average IP Rate (Mcf/d)	30th-Day Avg Rate (# of wells)	60th-Day Avg Rate (# of wells)	Average Lateral Length
1st Qtr 2007	58	1,261	1,066 (58)	958 (58)	2,104
2nd Qtr 2007	46	1,497	1,254 (46)	1,034 (46)	2,512
3rd Qtr 2007	74	1,769	1,510 (72)	1,334 (72)	2,622
4th Qtr 2007	77	2,027	1,690 (77)	1,481 (77)	3,193
1st Qtr 2008	75	2,343	2,147 (75)	1,943 (74)	3,301
2nd Qtr 2008	83	2,541	2,155 (83)	1,886 (83)	3,562
3rd Qtr 2008	97	2,882	2,560 (97)	2,349 (97)	3,736
4th Qtr 2008(1)	74	3,350(1)	2,722 (74)	2,386 (74)	3,850
1st Qtr 2009(1)	120	2,992(1)	2,537 (120)	2,293 (120)	3,874
2nd Qtr 2009	111	3,611	2,833 (111)	2,556 (111)	4,123
3rd Qtr 2009	93	3,604	2,624 (93)	2,255 (93)	4,100
4th Qtr 2009	122	3,727	2,674 (122)	2,360 (120)	4,303
1st Qtr 2010(2)	106	3,197(2)	2,388 (106)	2,123 (106)	4,348
2nd Qtr 2010	143	3,449	2,554 (143)	2,321 (142)	4,532
3rd Qtr 2010	145	3,281	2,448 (145)	2,202 (144)	4,503
4th Qtr 2010	159	3,472	2,678 (159)	2,294 (159)	4,667
1st Qtr 2011	137	3,231	2,604 (137)	2,238 (137)	4,985
2nd Qtr 2011	149	3,014	2,328 (149)	1,991 (149)	4,839
3rd Qtr 2011	132	3,443	2,666 (132)	2,372 (132)	4,847
4th Qtr 2011	142	3,646	2,606 (142)	2,243 (142)	4,703
1st Qtr 2012	146	3,319	2,421 (146)	2,131 (146)	4,743
2nd Qtr 2012	131	3,500	2,515 (131)	2,225 (131)	4,840
3rd Qtr 2012	105	3,857	2,816 (105)	2,447 (105)	4,974
4th Qtr 2012	111	3,962	2,815 (111)	2,405 (111)	4,784
1st Qtr 2013	102	3,301	2,366 (102)	2,069 (102)	4,942
2nd Qtr 2013	126	3,625	2,233 (126)	1,975 (126)	5,165
3rd Qtr 2013	89	4,597	2,696 (89)	2,391 (89)	5,490
4th Qtr 2013	97	4,901	2,798 (97)	2,553 (97)	5,976
1st Qtr 2014	105	4,272	2,616 (105)	2,205 (105)	5,680
2nd Qtr 2014	147	4,391	2,614 (129)	2,130 (93)	5,390

Note: Results as of June 30, 2014.

(1)

The significant increase in the average initial production rate for the fourth quarter of 2008 and the subsequent decrease for the first quarter of 2009 is primarily due to an operational delay of the Boardwalk Pipeline.

(2)

In the first quarter of 2010, the company’s results were impacted by the shift of all wells to “green completions” and the mix of wells, as a large percentage of wells were placed on production in the shallower northern and far eastern borders of the company’s acreage.

Southwestern also continues to test the Upper Fayetteville formation and a total of 45 wells have been drilled to date. The company has drilled 15 Upper Fayetteville wells through the first six months of 2014. While several of the wells drilled in 2014 are choked back and are continuing to clean-up, six of these wells had an average initial production rate over 4.0 million cubic feet of gas per day, with the highest initial production rate being 6.3 million cubic feet of gas per day. The company plans to drill and complete five additional Upper Fayetteville wells later in the year.

Ark-La-Tex – Total net production from the company’s East Texas and conventional Arkoma Basin assets was 8.2 Bcfe in the first six months of 2014, compared to 9.5 Bcfe in the first six months of 2013.

New Ventures –  On May 1, 2014, the company closed on its previously announced acquisition of approximately 306,000 net acres in northwest Colorado targeting the Niobrara formation for approximately $183 million. Subsequently, in July the company agreed to acquire an additional 74,000 net acres in two separate transactions in the area for approximately $31 million. These agreements are expected to close in the third quarter of 2014. The company is currently completing its first vertical Niobrara well and drilling its second vertical well out of a five well program in 2014. In the Denver–Julesburg Basin in northeast Colorado, the company is currently completing its third vertical well in the Atoka and Marmaton formations.

Explanation and Reconciliation of Non-GAAP Financial Measures

The company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes certain non-GAAP performance measures may provide financial statement users with additional meaningful comparisons between current results and the results of its peers and of prior periods.

One such non-GAAP financial measure is net cash provided by operating activities before changes in operating assets and liabilities. Management presents this measure because (i) it is accepted as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt, (ii) changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and (iii) changes in operating assets and liabilities may not relate to the period in which the operating activities occurred.

Additional non-GAAP financial measures the company may present from time to time are adjusted net income, adjusted diluted earnings per share and its E&P segment operating income, all which exclude certain charges or amounts. Management presents these measures because (i) they are consistent with the manner in which the company’s performance is measured relative to the performance of its peers, (ii) these measures are more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

See the reconciliations below of GAAP financial measures to non-GAAP financial measures for the three and six months ended June 30, 2014 and June 30, 2013, respectively. Non-GAAP financial measures should not be considered in isolation or as a substitute for the company's reported results prepared in accordance with GAAP.

	3 Months Ended June 30,
	2014	2013
	(in millions)
Net income:
Net income	$ 207	$ 246
Add back (deduct):
Gain on derivatives excluding derivatives, settled (net of taxes)	–	(56)
Adjusted net income	$ 207	$ 190

	6 Months Ended June 30,
	2014	2013
	(in millions)
Net income:
Net income	$ 401	$ 373
Add back (deduct):
Loss (gain) on derivatives excluding derivatives, settled (net of taxes)	37	(37)
Adjusted net income	$ 438	$ 336

	3 Months Ended June 30,
	2014	2013

Diluted earnings per share:
Diluted earnings per share	$ 0.59	$ 0.70
Add back (deduct):
Gain on derivatives excluding derivatives, settled (net of taxes)	–	(0.16)
Adjusted diluted earnings per share	$ 0.59	$ 0.54

	6 Months Ended June 30,
	2014	2013

Diluted earnings per share:
Diluted earnings per share	$ 1.14	$ 1.06
Add back (deduct):
Loss (gain) on derivatives excluding derivatives, settled (net of taxes)	0.10	(0.10)
Adjusted diluted earnings per share	$ 1.24	$ 0.96

	3 Months Ended June 30,
	2014	2013
	(in millions)
Cash flow from operating activities:
Net cash provided by operating activities	$ 585	$ 506
Add back (deduct):
Change in operating assets and liabilities	(6)	(14)
Net cash provided by operating activities before changes in operating assets and liabilities	$ 579	$ 492

	6 Months Ended June 30,
	2014	2013
	(in millions)
Cash flow from operating activities:
Net cash provided by operating activities	$ 1,194	$ 878
Add back (deduct):
Change in operating assets and liabilities	2	40
Net cash provided by operating activities before changes in operating assets and liabilities	$ 1,196	$ 918

	3 Months Ended June 30,
	2014	2013
	(in millions)
Midstream Services adjusted EBITDA(1):
Net income	$ 54	$ 44
Add back (deduct):
Loss (gain) on derivatives excluding derivatives, settled	–	–
Net interest expense	3	3
Provision for income taxes	36	26
Depreciation, depletion and amortization expense	14	12
Adjusted EBITDA	$ 107	$ 85

	6 Months Ended June 30,
	2014	2013
	(in millions)
Midstream Services adjusted EBITDA(1):
Net income	$ 101	$ 89
Add back (deduct):
Loss (gain) on derivatives excluding derivatives, settled	(1)	–
Net interest expense	7	5
Provision for income taxes	67	55
Depreciation, depletion and amortization expense	28	24
Adjusted EBITDA	$ 202	$ 173

(1)	Adjusted EBITDA is defined as net income plus interest, income tax expense, loss (gain) on derivatives excluding derivatives, settled and depreciation, depletion and amortization.

Southwestern management will host a teleconference call on Friday, August 1, 2014 at 10:00 a.m. EDT to discuss its second quarter 2014 results. The toll-free number to call is 877-407-8035 and the international dial-in number is 201-689-8035. The teleconference can also be heard “live” on the Internet at http://www.swn.com.

Southwestern Energy Company is an independent energy company whose wholly-owned subsidiaries are engaged in natural gas and oil exploration and production and natural gas gathering and marketing. Additional information about the company can be found on the internet at http://www.swn.com.

Contacts:	R. Craig Owen	Brad D. Sylvester, CFA
	Senior Vice President	Vice President, Investor Relations
	and Chief Financial Officer	(281) 618-4897
(281) 618-2808

All statements, other than historical facts and financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements that address activities, outcomes and other matters that should or may occur in the future, including, without limitation, statements regarding the financial position, business strategy, production and reserve growth and other plans and objectives for the company’s future operations, are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. The company has no obligation and makes no undertaking to publicly update or revise any forward-looking statements, other than to the extent set forth below. You should not place undue reliance on forward-looking statements. They are subject to known and unknown risks, uncertainties and other factors that may affect the company’s operations, markets, products, services and prices and cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with forward-looking statements, risks, uncertainties and factors that could cause the company’s actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: the timing and extent of changes in market conditions and prices for natural gas and oil (including regional basis differentials); the company’s ability to transport its production to the most favorable markets or at all; the timing and extent of the company’s success in discovering, developing, producing and estimating reserves; the economic viability of, and the company’s success in drilling, the company’s large acreage position in the Fayetteville Shale, overall as well as relative to other productive shale gas areas; the company’s ability to fund the company’s planned capital investments; the impact of federal, state and local government regulation, including any legislation relating to hydraulic fracturing, the climate or over the counter derivatives; the company’s ability to determine the most effective and economic fracture stimulation for the Fayetteville Shale and the Marcellus Shale; the costs and availability of oil field personnel services and drilling supplies, raw materials, and equipment and services; the company’s future property acquisition or divestiture activities; increased competition; the financial impact of accounting regulations and critical accounting policies; the comparative cost of alternative fuels; conditions in capital markets, changes in interest rates and the ability of the company’s lenders to provide it with funds as agreed; credit risk relating to the risk of loss as a result of non-performance by the company’s counterparties and any other factors listed in the reports the company has filed and may file with the Securities and Exchange Commission (SEC). For additional information with respect to certain of these and other factors, see the reports filed by the company with the SEC. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Summary Follows

# # #

OPERATING STATISTICS (Unaudited)			Page 1 of 5
Southwestern Energy Company and Subsidiaries

	Three Months		Six Months
Periods Ended June 30,	2014	2013	2014	2013

Exploration & Production
Production
Gas Production ( Bcf)	189	160	371	307
Oil Production (MBbls)	47	24	63	65
NGL production (MBbls)	7	8	16	28
Total equivalent production (Bcfe)	189	160	371	308

Commodity Prices
Average realized gas price per Mcf, including hedges	$3.77	$3.87	$3.98	$3.65
Average realized gas price per Mcf, excluding hedges	$3.94	$3.58	$4.28	$3.24
Average oil price per Bbl	$103.27	$99.31	$102.55	$104.11
Average NGL price per Bbl	$37.78	$37.63	$44.36	$45.04

Summary of Derivatives Activity in the Statement of Operations
Settled Commodity Amounts included in "Operating Revenues"	$(25)	$46	$(67)	$125
Settled Commodity Amounts included in "Gain (Loss) on Derivatives"	$(8)	$–	$(46)	$1
Unsettled Commodity Amounts included in "Gain (Loss) on Derivatives"	$–	$93	$(62)	$63

Operating Expenses per Mcfe
Lease operating expenses	$0.90	$0.85	$0.91	$0.83
General & administrative expenses	$0.23	$0.24	$0.24	$0.23
Taxes, other than income taxes	$0.11	$0.11	$0.12	$0.11
Full cost pool amortization	$1.09	$1.05	$1.10	$1.07

Midstream
Gas volumes marketed (Bcf)	225	189	441	369
Gas volumes gathered (Bcf)	240	223	473	437

STATEMENTS OF OPERATIONS (Unaudited)			Page 2 of 5
Southwestern Energy Company and Subsidiaries
	Three Months		Six Months
Periods Ended June 30,	2014	2013	2014	2013
	(in millions, except share/per amounts)
Operating Revenues
Gas sales	$717	$614	$1,510	$1,119
Gas marketing	266	201	538	381
Oil sales	5	3	7	8
Gas gathering	47	44	93	87
	1,035	862	2,148	1,595
Operating Costs and Expenses
Gas purchases - midstream services	261	200	532	380
Operating expenses	101	82	201	146
General and administrative expenses	52	48	108	85
Depreciation, depletion and amortization	230	187	455	366
Taxes, other than income taxes	24	20	50	41
	668	537	1,346	1,018
Operating Income	367	325	802	577
Interest Expense
Interest on debt	25	25	50	49
Other interest charges	–	1	1	3
Interest capitalized	(13)	(17)	(26)	(33)
	12	9	25	19
Other Gain, Net	–	1	1	–
Gain (Loss) on Derivatives	(8)	93	(108)	64
Income Before Income Taxes	347	410	670	622
Provision for Income Taxes
Current	3	16	2	16
Deferred	137	148	267	233
	140	164	269	249
Net Income	$207	$246	$401	$373
Earnings Per Share
Basic	$0.59	$0.70	$1.14	$1.07
Diluted	$0.59	$0.70	$1.14	$1.06
Weighted Average Common Shares Outstanding
Basic	351,391,582	350,448,806	351,307,527	350,241,768
Diluted	352,579,522	351,082,807	352,306,268	350,911,892

BALANCE SHEETS (Unaudited)	Page 3 of 5
Southwestern Energy Company and Subsidiaries

	June 30, 2014	December 31, 2013
(in millions)
ASSETS

Current Assets	$662	$644
Property and Equipment	16,551	15,303
Less: Accumulated depreciation, depletion and amortization	(8,462)	(8,006)
	8,089	7,297
Other Long-Term Assets	136	107
	8,887	8,048

LIABILITIES AND EQUITY

Current Liabilities	886	688
Long-Term Debt	1,838	1,950
Deferred Income Taxes	1,832	1,532
Other Long-Term Liabilities	289	256
Commitments and Contingencies
Equity
Common stock, $0.01 par value; authorized 1,250,000,000 shares; issued 353,161,843 shares in 2014 and 352,938,584 in 2013	4	4
Additional paid-in capital	996	969
Retained earnings	3,054	2,653
Accumulated other comprehensive income	(12)	(4)
Total Equity	4,042	3,622
	$8,887	$8,048

STATEMENTS OF CASH FLOWS (Unaudited)	Page 4 of 5
Southwestern Energy Company and Subsidiaries
	Six Months
Periods Ended June 30,	2014	2013
(in millions)
Cash Flows From Operating Activities
Net Income	$401	$373
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	455	366
Amortization of debt expense	2	2
Deferred income taxes	267	233
(Gain) loss on derivatives excluding derivatives, settled	62	(63)
Stock-based compensation	9	6
Other	–	1
Change in assets and liabilities	(2)	(40)
Net cash provided by operating activities	1,194	878

Cash Flows From Investing Activities
Capital investments	(1,144)	(1,176)
Proceeds from sale of property and equipment	17	–
Transfers from restricted cash	–	9
Other	3	6
Net cash used in investing activities	(1,124)	(1,161)

Cash Flows From Financing Activities
Payments on current portions of long-term debt	(1)	(1)
Payments on revolving long-term debt	(2,486)	(1,233)
Borrowings under revolving long-term debt	2,375	1,463
Change in bank drafts outstanding	30	21
Proceeds from exercise of common stock options	9	5
Net cash (used in) provided by financing activities	(73)	255

Decrease in cash and cash equivalents	(3)	(28)
Cash and cash equivalents at beginning of year	23	54
Cash and cash equivalents at end of period	$20	$26

SEGMENT INFORMATION (Unaudited)				Page 5 of 5
Southwestern Energy Company and Subsidiaries	Exploration
	and	Midstream
	Production	Services	Other	Eliminations	Total
	(in millions)
Quarter Ending June 30, 2014
Revenues	$725	$1,131	$–	$(821)	$1,035
Gas purchases	–	976	–	(715)	261
Operating expenses	169	37	1	(106)	101
General & administrative expenses	43	9	–	–	52
Depreciation, depletion & amortization	216	14	–	–	230
Taxes, other than income taxes	22	2	–	–	24
Operating income (loss)	275	93	(1)	–	367

Capital investments(1)	676	36	9	–	721

Quarter Ending June 30, 2013
Revenues	$619	$887	$–	$(644)	$862
Gas purchases	–	750	–	(550)	200
Operating expenses	135	40	–	(93)	82
General & administrative expenses	40	8	–	–	48
Depreciation, depletion & amortization	174	13	–	–	187
Taxes, other than income taxes	17	3	–	–	20
Operating income (loss)	253	73	–	(1)	325

Capital investments(1)	631	57	7	–	695

Six months Ending June 30, 2014
Revenues	$1,527	$2,361	$–	$(1,740)	$2,148
Gas purchases	–	2,061	–	(1,529)	532
Operating expenses	340	72	–	(211)	201
General & administrative expenses	89	19	–	–	108
Depreciation, depletion & amortization	427	28	–	–	455
Taxes, other than income taxes	44	6	–	–	50
Operating income	627	175	–	–	802

Capital investments(1)	1,175	75	13	–	1,263

Six months Ending June 30, 2013
Revenues	$1,129	$1,608	$–	$(1,142)	$1,595
Gas purchases	–	1,342	–	(962)	380
Operating expenses	254	72	–	(180)	146
General & administrative expenses	70	15	–	–	85
Depreciation, depletion & amortization	342	24	–	–	366
Taxes, other than income taxes	35	6	–	–	41
Operating income	428	149	–	–	577

Capital investments(1)	1,107	95	11	–	1,213

(1) Capital investments includes increases of $56 million and $8 million for the three month periods ended June 30, 2014 and 2013, respectively, and increases of $61 million and $40 million for the six month periods ended June 30, 2014 and 2013, respectively, relating to the change in accrued expenditures between periods.